July 19, 2002

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749

Re:   Registration Statement Nos. 333-32942, 333-31284, 333-88916, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797 and 2-92355 on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 19, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

New York, New York